Exhibit 10.22

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment is made and entered into as of the 1st day of March, 2007, by and between THE BANK OF SOUTHERN CONNECTICUT, and SOUTHERN CONNECTICUT BANCORP, INC., having its principal place of business in New Haven, Connecticut (hereafter referred to as the "Employer") and JOSEPH V. CIABURRI, residing in Guilford, Connecticut (hereafter referred to as "Employee").

 WITNESSETH

WHEREAS, the Employer and the Employee entered into an Employment Agreement dated January 23, 2001 (the "Agreement"), which was amended on October 20, 2003 and again amended on February 25, 2004; and

WHEREAS, it is in the interests of both parties to amend the Employment Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby mutually covenant and agree as follows:

1. Paragraph 2 of the Agreement shall be amended to read as follows:

2. Term of Employment: The Term of Employment shall commence on March 1, 2007 and shall end on June 30, 2007. This Agreement shall not be extended. On June 30, 2007, Employee shall resign from his employment as Employer’s Chairman of the Board and Chief Executive Officer, and shall take the title of Chairman Emeritus. Employee’s retirement announcement shall be made at the Annual Shareholders' Meeting, and it shall be reported at an appropriate time in a Form 8-K.

3. Paragraph 4 of the Agreement shall be amended to read as follows:

4. Compensation Including Stock Granted in Exchange for Options: During the Term of Employment to June 30, 2007, the Employer shall pay to the Employee as compensation for the services to be rendered by him hereunder the following:

(a) The Employer shall pay to the Employee a base salary of SIXTY-NINE THOUSAND EIGHT HUNDRED THIRTY-THREE ($69,833.00) DOLLARS for this period of employment from March 1, 2007 to and including June 30, 2007. Such compensation shall be payable in accordance with the normal payroll practices of Employer.

(b) The Employer shall exchange the 115,500 stock options presently held by Employee for shares of stock, to be based on a formula mutually agreed upon between the parties no later than July 1, 2007. Employee may exercise his options or exchange them, however, at any time. The Employee will be solely responsible for all costs, including all taxes of any nature, which arise due to this exchange. The Employer will not be responsible for any payment of any expense related to this exchange.

5. Paragraph 9 of the Agreement shall be deleted, as the parties have agreed to enter into a new Consulting Agreement.

6. Paragraph 10 of the Agreement shall be amended to read as follows:

7. Notices: All notices under this Agreement shall be in writing. Any notice from Employee shall be provided both to the Vice-Chairman of the Board,

Elmer Laydon, and to the Secretary of the Bank (or their successors) and shall be effective and delivered in person or mailed by registered or certified mail. Any notice from Employer shall be effective when delivered in person or to Employee's last known address by registered or certified mail.

8. In all other respects the Employment Agreement dated January 23, 2001, as amended, is hereby ratified and confirmed.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by a duly authorized officer and Employee has hereunto set his hand, the day first above written.

Dated at New Haven, Connecticut, this1st day of March, 2007.

Witnesses:	Bank:

The Bank of Southern Connecticut, Inc
Southern Connecticut Bancorp, Inc.

Witnesses:	Employee:

Joseph V. Ciaburri